UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2006
Activant Solutions Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-49389	94-2160013
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

804 Las Cimas Parkway		78746
Austin, Texas		(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (512) 328-2300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE
     On May 2, 2006, Lone Star Merger Corp., a Delaware corporation (“Merger Sub”), and wholly-owned subsidiary of Lone Star Holding Corp., a Delaware corporation (“Parent”), was merged with and into Activant Solutions Holdings Inc., a Delaware corporation (“ASHI”), in accordance with the Agreement and Plan of Merger, dated as of March 12, 2006 (the “Merger Agreement”), by and among ASHI, Merger Sub and Parent, pursuant to which ASHI was the surviving corporation and became a wholly-owned subsidiary of Parent (such transactions referred to herein as the “Merger”). Immediately after the consummation of the Merger, ASHI was merged with and into Activant Solutions Inc., a Delaware corporation and wholly-owned subsidiary of ASHI (the “Company”), pursuant to which the Company was the surviving corporation and became a wholly-owned subsidiary of Parent (the “Second Merger”, and, together with the Merger, the “Mergers”). By virtue of the Company’s status as the surviving corporation upon consummation of the Mergers, the Company became party to the stockholders agreement and assumed Merger Sub’s obligations under the credit agreement and the senior subordinated notes and the related indenture, each as described below.
Item 1.01 Entry into a Material Definitive Agreement.
1. Senior Secured Credit Agreement
     On May 2, 2006, in connection with the consummation of the Mergers, Merger Sub and Parent entered into a credit agreement with the lenders party to such agreement, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. as co-lead arrangers, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., as joint bookrunners, Deutsche Bank Trust Company Americas, as administrative agent, swing line lender and an L/C issuer, JPMorgan Chase Bank, N.A., as syndication agent, and Lehman Commercial Paper Inc., as documentation agent (the “Senior Secured Credit Agreement”).
     General. The borrower under the Senior Secured Credit Agreement initially was Merger Sub and immediately following the completion of the Mergers is the Company. The Senior Secured Credit Agreement provides for (i) a seven-year term loan in the amount of $390.0 million, amortized at a rate of 1.00% per year on a quarterly basis for the first six and three-quarters years after May 2, 2006, with the balance paid at maturity, and (ii) a five-year revolving credit facility that permits loans in an aggregate amount of up to $40.0 million, which includes a letter of credit facility and a swing line facility. Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, five years from May 2, 2006. In addition, subject to certain terms and conditions, the Senior Secured Credit Agreement provides for one or more uncommitted incremental term loan and/or revolving credit facilities in an aggregate amount not to exceed $75.0 million. Proceeds of the term loan on the initial borrowing date have been used to partially finance the Mergers, to refinance certain indebtedness of the Company and to pay fees and expenses incurred in connection with the Mergers and the related financings and transactions. Proceeds of the revolving credit facility and any incremental facilities will be used for working capital and general corporate purposes of the Company.
     Interest Rates and Fees. The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank Trust Company Americas, and (2) the federal funds rate plus 1/2 of 1%; or (b) a reserve adjusted Eurodollar rate on deposits for periods of one-, two-, three-, or six-months (or, to the extent agreed to by each applicable lender, nine- or twelve-months or less than one month). The initial applicable margin for borrowings is:
•	under the revolving credit facility, 1.25% with respect to base rate borrowings and 2.25% with respect to Eurodollar rate borrowings, which may be reduced subject to the Company’s attainment of certain leverage ratios; and

•	under the term loan facilities, 1.00% with respect to base rate borrowings and 2.00% with respect to Eurodollar rate borrowings.
     In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is also required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to the Company’s attainment of certain leverage ratios. The Company must also pay customary letter of credit fees.
     Prepayments. At the option of the Company, (1) amounts outstanding under the term loan may be voluntarily prepaid and (2) the unutilized portion of the commitments under the revolving credit facility may be permanently reduced and the loans under such facility may be voluntarily repaid, in each case subject to requirements as to minimum amounts and multiples, at any time in whole or in part without premium or penalty, except that any prepayment of Eurodollar rate loans other than at the end of the applicable interest periods will be made with reimbursement for any funding losses or redeployment costs of the lenders resulting from the prepayment. Loans under the term loan and under any incremental term loan facility are subject to mandatory prepayment with (a) 100% of the net proceeds from non-ordinary course asset sales by the Parent and its subsidiaries, subject to various reinvestment rights of the Company and other exceptions; (b) 100% of the net proceeds from the issuances or incurrence of debt by the Company, other than proceeds from debt permitted under the Senior Secured Credit Agreement; (c) 50% (which percentage may be reduced to 0% subject to certain leverage tests so long as no default or event of default under the Senior Secured Credit Agreement is in existence) of the Company’s annual excess cash flow; and (d) 100% of the net proceeds from insurance recovery and condemnation events of the Parent and its subsidiaries, subject to various reinvestment rights of the Company and other exceptions. The foregoing mandatory prepayments will be applied in the direct order of maturity of the remaining amortization payments under the term loan facilities.
     Guarantors. All obligations under the Senior Secured Credit Agreement are unconditionally guaranteed by Parent and certain direct and indirect domestic subsidiaries of the Company (other than non-U.S. subsidiaries that are “controlled foreign corporations”, referred to collectively as “Guarantors”).
     Security. All obligations under the senior secured credit facilities, and the guarantees of those obligations are secured by substantially all of the following assets of the Company and each Guarantor, subject to certain exceptions:
•	all capital stock, other equity interests and promissory notes owned by the Company and the Guarantors (but not more than 65% of the total outstanding voting stock of any first-tier non-U.S. subsidiary of that is a “controlled foreign corporation”); and

•	a first priority perfected security interest in all of the tangible and intangible assets of the Company and each of the Guarantors (subject to certain exceptions).
     Covenants, Representations and Warranties. The Senior Secured Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on the Company’s ability to incur additional indebtedness (including contingent liabilities and seller notes), prepay other indebtedness, make investments (including joint ventures), change the nature of its business, make capital expenditures, sell assets, engage in mergers and acquisitions, create liens on assets, pay dividends and other distributions, engage in certain transactions with affiliates, and amend organizational documents and other material agreements. There are no financial covenants included in the Senior Secured Credit Agreement, other than a minimum interest coverage ratio and a maximum total net leverage ratio.
     Events of Default. Events of default under the Senior Secured Credit Agreement include, among others, nonpayment of principal or interest, covenant defaults, a material inaccuracy of representations or warranties, bankruptcy and insolvency events, cross defaults and a change of control.
2. Indenture and Senior Subordinated Notes Due 2016
     General. On April 27, 2006, Merger Sub issued $175,000,000 aggregate principal amount of 9 1/2% senior subordinated notes due May 2, 2016 (the “Notes”) under an indenture dated as of May 2, 2006 (the “Indenture”), by and among Merger Sub, ASHI, the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), but are expected to be exchanged for substantially identical notes to be registered with the Securities and Exchange Commission (the “SEC”) pursuant to a registration rights agreement (as described in Section 3 below).
     Guarantees. The Guarantors, as primary obligors and not merely as sureties, initially, jointly and severally, irrevocably and unconditionally guarantee, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes.
     Ranking. The Notes are unsecured senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future senior indebtedness of the Company (including the senior secured credit facility); effectively subordinated to all secured indebtedness of the Company (including the senior secured credit facility); and senior in right of payment to all existing and future subordinated indebtedness of the Company.
     Optional Redemption. At any time prior to May 1, 2011, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus an applicable make-whole premium plus accrued and unpaid interest and additional interest, if any, to the date of redemption.
     On and after May 1, 2011, the Company may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of each of the years indicated below:

Year	Percentage
2011	104.750%
2012	103.167
2013	101.583
2014 and thereafter	100.000
     In addition, until May 1, 2009, the Company may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 109.500% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, with the net cash proceeds of one or more equity offerings; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any additional notes issued under the Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; and provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.
     Change of Control. Upon the occurrence of a change of control (as defined in the Indenture), the Company is required to offer to purchase all of the Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of purchase.
     Certain Covenants. The Indenture contains covenants limiting, among other things, the Company’s ability and the ability of the Guarantors, directly or indirectly, to act as follows:
•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends on, redeem or repurchase capital stock of the Company or make other restricted payments;

•	make investments;

•	create certain liens;

•	sell certain assets;

•	incur obligations that restrict the ability of the Company’s subsidiaries to make dividend or other payments to the Company;

•	guarantee indebtedness;

•	engage in transactions with affiliates;

•	create or designate unrestricted subsidiaries; and

•	consolidate, merge or transfer all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries on a consolidated basis.
     Events of Default. The Indenture also provides for certain customary events of default, including, among others, nonpayment of principal or interest, failure to pay final judgments in excess of a specified threshold, failure of a guarantee to remain in effect, bankruptcy and insolvency events, and cross defaults, which would permit the principal, premium, if any, interest and other monetary obligations on all the then outstanding Notes to be declared due and payable immediately.
     The description of the Indenture is qualified in its entirety by the copy thereof which is attached as Exhibit 4.1 hereto and is incorporated by reference herein.
3. Registration Rights Agreement
     On May 2, 2006, the Company entered into a registration rights agreement with respect to the Notes with Merger Sub, ASHI, the Guarantors and Deutsche Bank Securities, Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., as initial purchasers (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed to file one or more registration statements on an appropriate registration form, after May 2, 2006, the issue date of the Notes, enabling holders of Notes to exchange the privately placed notes for publicly registered notes with identical terms, and to use its reasonable best efforts to complete the exchange offer within 270 days after the issue date of the notes.
     If the Company does not comply with its obligations under the Registration Rights Agreement, the interest rate applicable to the notes will increase initially by 0.25%, and by an additional 0.25% for each subsequent 90-day period during which the failure to comply continues, up to a maximum additional interest rate of 1.00% per year over the interest rate of 9 1/2% payable on the senior subordinated notes. If the Company’s failure to comply with the Registration Rights Agreement is corrected, the applicable interest rate on the notes will revert to the original level.
4. Stockholders Agreement
     In connection with the consummation of the Mergers, Parent, Merger Sub, funds affiliated with Hellman & Friedman LLC (the “Hellman & Friedman Investors”), funds affiliated with Thoma Cressey Equity Partners, Inc. (the “Thoma Cressey Investors”), funds affiliated with JMI Equity (the “JMI Investors”, and, together with the Hellman & Friedman Investors and Thoma Cressey Investors, the “Investors”), and Pervez Qureshi, Bill Wilson, Steve McLaughlin and certain other members of the Company’s senior management (the “Management Investors”) entered into a stockholders agreement, dated as of May 2, 2006 (the “Stockholders Agreement”). As a result of the completion of the Mergers, the Company became a party to this agreement, which generally provides for the following:
     Board of Directors. The Stockholders Agreement requires that, until an initial public offering of shares of the common stock of Parent, the parties that beneficially own shares of the Parent common stock must vote those shares to elect a board of directors of Parent comprised of the following persons:
•	the chief executive officer of Parent,

•	up to two board members designated by the Thoma Cressey Investors,

•	one board member designated by the JMI Investors, and

•	the remaining board members designated by the Hellman & Friedman Investors.
     In addition, in the event that the Thoma Cressey Investors are only entitled to designate one director, the Thoma Cressey Investors have the right to designate one non-voting observer to the board of directors of Parent. The board representation rights of the Thoma Cressey Investors and the JMI Investors are subject to reduction if their beneficial ownership of Parent share equivalents decreases below specified thresholds and are not transferable in connection with any transfer of the Company’s shares.
     “Share Equivalents” are shares of Parent common stock and the number of shares of common stock issuable, without payment to Parent of additional consideration, upon exercise, conversion or exchange of any other security.
     In connection with the financing of the Mergers and related transactions, Parent issued one share of its Series A Preferred Stock to one of the Hellman & Friedman Investors. The one share of Series A Preferred Stock, is the only outstanding share of Series A Preferred Stock of Parent and is ranked senior to Parent’s common stock as to rights of payment upon liquidation. This share of Series A Preferred Stock is not entitled to receive or participate in any dividends. The holder of the Series A Preferred Stock, voting as a separate class, has the right to elect one director of Parent, and the director designated by the holder of the Series A Preferred Stock is entitled at any meeting of the board of directors to exercise one vote more than all votes entitled to be cast by all other directors at such time.
     After an initial public offering of common stock of the Parent:
•	the Thoma Cressey Investors have the right to nominate one individual for election to the board of directors, provided the Thoma Cressey Investors and its permitted transferees beneficially own at least a specified amount of the outstanding share equivalents of Parent;

•	the JMI Investors have the right to nominate one individual for election to the board of directors, provided the JMI Investors and its permitted transferees beneficially own at least a specified amount of the outstanding share equivalents of Parent; and

•	the Hellman & Friedman Investors and their affiliates have the right to nominate the number of individuals for election to the board of directors that is equal to the product of the percentage of share equivalents of Parent held by the Hellman & Friedman Investors and their affiliates, multiplied by the number of directors then on the board, rounded up to the nearest whole number.
     For so long as the Thoma Cressey Investors, the JMI Investors and/or the Hellman & Friedman Investors are entitled to nominate an individual for election to the board of directors, Parent is required to nominate such individual for election as a director as part of the slate that is included in the proxy statement or consent solicitation relating to such election and provide the highest level of support for the election of such individual as it provides to any other individual standing for election as part of Parent’s slate.
     Voting Rights and Minority Rights. For as long as the Hellman & Friedman Investors own at least 20% of all outstanding share equivalents of Parent, all of the other Investors must vote their shares in the same manner as the Hellman & Friedman Investors vote their shares of common stock with respect to any of the following:
•	altering or amending Parent’s certificate of incorporation or bylaws (except with respect to any alteration or amendment that is detrimental to the rights of the Thoma Cressey Investors or the JMI Investors relative to the Hellman & Friedman Investors);

•	engaging in any liquidation or dissolution; or

•	approving any employee benefit, stock option or equity incentive plan recommended by the board of directors of Parent.
     The Stockholders Agreement also provides the following minority rights with respect to certain of the investors, which apply prior to an initial public offering:
•	the consent of the Thoma Cressey Investors and the JMI Investors is required with respect to specified types of transactions between the Hellman & Friedman Investors or their affiliates, on the one hand, and Parent or any of its subsidiaries, on the other hand;

•	for so long as the Thoma Cressey Investors beneficially own, in the aggregate, at least 5% of the outstanding share equivalents of Parent, the consent of the Thoma Cressey Investors is required with respect to any acquisition by Parent or its subsidiaries involving a purchase price of less than $100.0 million; and

•	with respect to certain future issuances of equity securities to the Hellman & Friedman Investors or their affiliates, the Thoma Cressey Investors can require Parent to engage an independent third party to establish the fair market value of such securities.
     Indemnification. Parent and the Company generally are required to indemnify and hold harmless each of the stockholders that is party to the Stockholders Agreement, together with its partners, stockholders, members, affiliates, directors, officers, fiduciaries, controlling persons, employees and agents from any losses arising out of either of the following, subject to limited exceptions:
•	the stockholder’s or its affiliate’s ownership of securities of Parent and the Company or its ability to control or influence Parent and the Company, and

•	the business, operations, properties, assets or other rights or liabilities of Parent, the Company or any of its subsidiaries.
     Participation Rights. Subject to specified exceptions, until an initial public offering, Parent may not issue equity securities without permitting each investor that is party to the Stockholders Agreement the opportunity to purchase a pro rata share of the securities being issued. Also prior to an initial public offering, if Parent or any of its subsidiaries issues debt securities to the Hellman & Friedman Investors or their affiliates, each of the other investors will be provided the opportunity to purchase a pro rata portion of such debt securities, based on the Investors respective ownership of share equivalents at that time.
     Transfer Provisions and Registration Rights. The Stockholders Agreement also contains (1) transfer restrictions applicable to the share equivalents held by the Thoma Cressey Investors, the JMI Investors and the Management Investors, (2) tag-along rights in favor of the Thoma Cressey Investors, the JMI Investors and the Management Investors, (3) drag-along rights in favor of the Hellman & Friedman Investors, (4) repurchase rights in favor of Parent and the Investors with respect to the shares equivalents of the Management Investors, including any share equivalents they receive upon exercise of options, in the event of the termination of a management investor’s employment with Parent and (5) certain registration rights (including customary indemnification) and Rule 144 sale provisions applicable to the investors and their affiliates and the Management Investors.
5. Management Subscription Agreement
     Pursuant to the Merger Agreement, the Vested Options (as defined in the Merger Agreement) of ASHI were cancelled and converted into the right to receive the Option Payment (as defined in the Merger Agreement). Instead of receiving the full Option Payment, the Management Investors, including Mr. Steve McLaughlin and Mr. Bill Wilson, each entered into a management subscription agreement, dated as of May 2, 2006, with Parent, providing for the purchase of shares of common stock of Parent, at the same price per share that the Investors paid for the common stock of Parent pursuant to a subscription agreement among the Parent, Merger Sub and the Investors (the “Investor Subscription Agreement”).

6. Employment Agreement
     In connection with the Mergers, Mr. Pervez Qureshi entered into a definitive employment agreement with Parent, effective as of May 2, 2006, governing the terms of his employment, the material terms of which include the following:
•	Mr. Qureshi will serve as the president and chief executive officer of Parent.

•	The term of the employment agreement is an indefinite period. However, Mr. Qureshi or Parent may end the employment at any time.

•	Mr. Qureshi’s base salary will be $400,000 per annum. Any adjustments to the base salary will be made by the compensation committee of the Parent’s board of directors.

•	Mr. Qureshi will be provided the opportunity to earn annual cash performance bonuses in amounts equal to up to 175% of base salary based upon the achievement of cumulative quarterly or annual performance targets established by the compensation committee and the board of directors of Parent, consistent with Parent’s existing fiscal year 2006 incentive performance plan.

•	Mr. Qureshi will be granted options to purchase shares of Parent common stock with an aggregate exercise price of $8,666,666, which options will have an exercise price per share that is equal to the per share price paid by the Investors pay for common stock of Parent at the consummation of the Mergers. These options will vest over five years, provided that these options will become fully vested and exercisable in the event of a sale or change of control of Parent.

•	Mr. Qureshi will be provided with employee benefits in accordance with Parent’s programs as in effect from time to time and applicable to the Parent’s executive officers, as well as a life insurance benefit of up to $2.0 million.

•	Subject to his execution of an effective release of claims in favor of Parent and certain other parties, and his continued compliance with the restrictive covenants described below, Mr. Qureshi will have the right to receive the following severance payments and benefits in the event that he is involuntarily terminated by Parent without ‘‘cause,’’ as defined in the agreement, or if he resigns for ‘‘good reason,’’ as defined in the agreement:
o	base salary through the date of termination, any earned but unpaid portion of the annual performance bonus award, any accrued but unused vacation, reimbursement for any unreimbursed business expenses properly incurred by him in accordance with Parent’s policy prior to the date of termination and any employee benefits to which the executive may be entitled under any employee benefit plans, such amounts, and any other severance benefits owed, reduced by any amounts owed to Parent by the executive,

o	pro rata portion of any annual performance bonus that an executive would have earned in the year in which such termination of employment occurs,

o	termination payment equal to 150% of the executive’s then effective annual base salary paid within ten business days of the termination date, and an additional termination payment equal to 150% of the executive’s then effective annual base salary, paid in equal monthly payments over the nine month period following termination,

o	continued coverage for a period of eighteen months following termination of employment under Parent’s health plans in accordance with the terms thereof, and

o	accelerated vesting of his options equal to the number of shares that would have vested if the executive had continued to be employed by us for an additional six months and a period of 180 days following termination to exercise all vested options.
•	While Parent’s common stock is not publicly traded, Mr. Qureshi and Parent will use commercially reasonable efforts to obtain stockholder approval in accordance with the terms of Section 280G of the Internal Revenue Code for any payments and benefits contingent upon the occurrence of a change in control. The executive’s employment agreement will also contain a clause cutting back such payments and benefits for the purposes of Section 280G of the Internal Revenue Code in the event that such a cutback would allow the executive to obtain a higher after-tax value from such payments and benefits.

•	While employed by Parent and for a period of eighteen months thereafter, except for the confidentiality covenant whose duration will be for an indefinite term, Mr. Qureshi will be subject to compliance with various restrictive covenants, including non-competition, confidentiality and non-solicitation/non-hire, for the benefit of Parent and certain other parties.
7. Option Rollover Agreement
     In connection with the Mergers, Mr. Pervez Qureshi entered into an option rollover agreement with Parent and ASHI, which provides for the rollover of $1 million of the spread value of his stock options in ASHI into common stock options of Parent issued with an exercise price equivalent to 25% of the price per share that the Investors paid for the common stock of Parent pursuant to the Investor Subscription Agreement.
8. Transition and Severance Agreement and Release
     In connection with the Mergers, the Company will be relocating its headquarters to its Livermore, California office. Mr. Greg Petersen has indicated that he will be unable to relocate to Livermore. As a result, Mr. Petersen entered into a letter agreement with the Company governing the terms of his separation from the Company. Pursuant to this agreement, Mr. Petersen will receive a lump sum severance payment in the amount of $500,000 for the termination of his employment with the Company and for executing a general release in favor of Parent and the Company, in early 2007 or earlier if the Company terminates his employment under specified circumstances. The agreement also provides that Mr. Petersen will be paid an annual salary of $290,000 and bonuses reflecting a $210,000 annualized target for fiscal year 2006 and a $52,500 target for the first quarter of fiscal year 2007 ending on December 31, 2006.
Item 1.02 Termination of a Material Definitive Agreement.
     Pursuant to the terms of the Merger Agreement, on May 2, 2006, the Company terminated (i) that certain Monitoring and Oversight Agreement, dated as of February 27, 1997, by and among the Company, ASHI and Hicks, Muse & Co. Partners, L.P., a Texas limited partnership (together with its successors, “HMCo”), and (ii) that certain Financial Advisory Agreement, dated as of February 27, 1997, by and among the Company, ASHI and HMCo.
     In addition, pursuant to the cash tender offer commenced by ASHI to repurchase its outstanding Senior Floating Rate PIK Notes due 2011 (the “PIK Notes”), and solicitation of consents from the holders of the PIK Notes with respect to amendments to the Indenture, dated as of October 17, 2005 (as supplemented, the “PIK Notes Indenture”), by and between ASHI, as issuer, and the Trustee, governing the PIK Notes, on May 2, 2006, ASHI accepted for payment and paid for all of the PIK Notes validly tendered and not validly withdrawn on or before 8:00 a.m. New York City time on May 2, 2006. On the same day, all of the issued and outstanding PIK Notes were cancelled pursuant to Section 9.01 of the PIK Notes Indenture and all obligations of ASHI with respect to the PIK Notes and the PIK Notes Indenture were discharged (other than those obligations set forth in Sections 8.07, 8.08, 9.05 and 9.06 of the PIK Notes Indenture).
     In connection with the consummation of the Mergers, the Company also terminated the Fourth Amended and Restated Credit Agreement, dated as of September 13, 2005 (as heretofore amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), by and among the Company, ASHI, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities, Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and bookrunners. All indebtedness of ASHI and the Company under the Existing Credit Agreement was fully paid and discharged by 3:00 p.m., New York City time, on May 2, 2006. Further, all obligations of ASHI and the Company, all security interests and other liens granted to or held by the administrative agent for the benefit of the lenders as security for such indebtedness under the Existing Credit Agreement were forever satisfied, released and discharged.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Sections 1 and 2 of Item 1.01 is incorporated by reference into this Item 2.03.
Item 5.01 Changes in Control of Registrant.
     On May 2, 2006, pursuant to the terms of the Merger Agreement, Parent consummated the acquisition of the Company through the merger of the Merger Sub with and into ASHI, followed by the merger of ASHI with and into the Company. The Company was the surviving corporation in the Mergers.
     Upon completion of the Merger, each share of (a) ASHI common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by ASHI, its subsidiaries, Parent or Merger Sub or held by stockholders who were entitled to and who properly exercise appraisal rights under Delaware law) was converted into the right to receive $4.00 in cash, without interest, and (b) ASHI Class A common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by ASHI, its subsidiaries, Parent or Merger Sub or held by stockholders who were entitled to and who properly exercise appraisal rights under Delaware law) was converted into the right to receive $7.2965 per share in cash, without interest. In addition, except with respect to Mr. Pervez Qureshi, who agreed prior to the Merger of Merger Sub with and into ASHI, that Parent would assumes some of his ASHI options, all options to acquire ASHI common stock that were vested and exercisable immediately prior to the Merger were cancelled and converted into the right to receive a payment in cash, without interest, equal to the product of (A) the total number of shares of ASHI common stock as to which the option was vested and exercisable immediately prior to the Merger and (B) the excess, if any, of $4.00 over the exercise price per share of ASHI common stock subject to such option, less applicable withholding taxes. All other options were cancelled and terminated without the right to receive any payment.
     Upon the completion of the Second Merger, each share of the Company’s common stock, $0.01 par value per share, issued and outstanding immediately prior to the effective time of the Second Merger, was cancelled and retired and ceased to exist at the effective time of the Second Merger. No consideration was delivered in exchange therefor. Each issued and outstanding share of ASHI was converted into and became one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Company.
     The aggregate purchase price paid for all of the common stock and Class A common stock of ASHI that was issued and outstanding and all options to acquire ASHI common stock, in each case as of the effective time of the Merger, was approximately $277 million. The aggregate purchase price for such shares and options, the payments to holders of the Existing Notes (as defined in Item 7.01) and payments of fees and expenses related to the Mergers and the related financings and transactions, was funded through the use of borrowings pursuant to the Company’s new Senior Secured Credit Agreement, the net proceeds from the offering of the Notes, equity contributions from the Investors and the Management Investors and the Company’s available cash.
     The Parent owns 100% of the outstanding common stock of the Company and the Investors, together with the Management Investors, own 100% of the capital stock of Parent.
     As described in greater detail in the summary of the Stockholders Agreement in Item 1.01, the Stockholders Agreement contains provisions regarding the designation of directors of Parent after completion of the

Mergers. In addition, as described in greater detail under the Stockholders Agreement in Item 1.01, after completion of the Mergers, one of the Hellman & Friedman Investors holds a share of Series A Preferred Stock of Parent that entitles it to designate a director that has the power to determine the outcome of all votes of the board of directors prior to an initial public offering of Parent.
     In addition, as described in greater detail in the summary of the Senior Secured Credit Agreement in Item 1.01, all of the outstanding shares of common stock of the Company have been pledged as collateral to the lenders under the Senior Secured Credit Agreement. If the Company were to default on its senior secured credit facilities, the lenders could foreclose on these shares of common stock of the Company, which would result in a change of control of the Company.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On May 2, 2006, immediately prior to the Mergers, the boards of directors of each of ASHI and the Company increased the sizes of the boards to nine members and appointed Mr. Pervez Qureshi to the boards. Following the appointment of Mr. Qureshi to the boards of each of ASHI and the Company, each of ASHI’s and the Company’s other directors, Peter S. Brodsky, Kathleen J. Cunningham, Jason Downie, Jack D. Furst, A. Laurence Jones, Joseph W. Nicholson, James R. Porter and Robert Shaw, voluntarily resigned from the boards of the directors of ASHI and the Company. Following such resignations, seven new directors were designated by the sole remaining director, Mr. Qureshi, to fill such vacancies: Andy Ballard, a Director at Hellman & Friedman LLC; Paul Barber, a General Partner at JMI Equity; Marcel Bernard, an executive business consultant; Orlando Bravo, a Partner at Thoma Cressey Equity Partners, Inc.; Scott Crabill, a Partner at Thoma Cressey Equity Partners, Inc.; Allen Thorpe, a Managing Director at Hellman & Friedman LLC; and David Tunnell, a Managing Director at Hellman & Friedman LLC. Immediately prior to the appointment of the seven new directors to the boards, the sizes of the boards of directors of ASHI and the Company were reduced from nine members to eight members. As described in greater detail in the summary of the Stockholders Agreement in Item 1.01, the Stockholders Agreement contains provisions regarding the designation of directors of the Company after completion of the Mergers.
     In addition, on May 2, 2006, A. Laurence Jones, President and Chief Executive Officer of the Company, and Mary Beth Loesch, Senior Vice President of Business Development, voluntarily resigned from their respective positions as executive officers with the Company, effective immediately, to pursue other opportunities. Each of Mr. Jones and Ms. Loesch will receive the severance benefits set forth in their respective employment agreements. In connection with their resignations and as a condition to the receipt of their severance benefits, Mr. Jones and Ms. Loesch executed a general release in favor of Parent, ASHI, the Investors and the Company.
     As described in greater detail in the summary of the Transition and Severance Agreement in Item 1.01, Mr. Petersen, the Executive Vice President and the Chief Financial Officer of the Company will terminate his employment with the Company by early 2007.
     Effective upon the completion of the Mergers, Pervez Qureshi became the President and Chief Executive Officer of Parent. The material terms of his employment agreement are summarized in Item 1.01.
Item 7.01 Regulation FD Disclosure.
     On March 30, 2006, ASHI and the Company commenced cash tender offers to repurchase ASHI’s outstanding PIK Notes and the Company’s outstanding 10½% Senior Notes due 2011 (the “10½% Notes”) and Floating Rate Senior Notes due 2010 (the “Floating Rate Notes” and, together with the PIK Notes and 10½% Notes, the “Existing Notes”), and solicitations of consents from the holders of the Existing Notes with respect to amendments to the indentures governing the Existing Notes. At 5:00 p.m. New York time on April 12, 2006, the holders of a majority in aggregate principal amount of each of the Existing Notes had validly tendered, and not validly withdrawn, their Existing Notes and consented to, and not withdrawn their consents relating to, the amendments to the indentures with respect to the Existing Notes. On April 13, 2006, ASHI and the Company executed the proposed amendments to the indentures for the Existing Notes, which amendments became operative immediately prior to the Mergers. The tender offers for the Existing Notes expired at 8:00 a.m., New York City time, on May 2, 2006. ASHI and the Company accepted for payment and paid for all of the Existing Notes validly tendered and not validly withdrawn on or before May 2, 2006. The Company also issued a notice on the same day, announcing its intention to redeem all remaining outstanding Floating Rate Notes. The redemption is scheduled to occur on June 1, 2006 at a price equal to 102.00% of the aggregate principal amount of the Floating Rate Notes, plus accrued and unpaid interest and accrued and unpaid liquidated damages due pursuant to the registration rights agreement relating to the Floating Rate Notes to, but not including, June 1, 2006.
     A copy of the press release announcing the completion of the tender offers and the redemption of the remaining outstanding Floating Rate Notes is attached as Exhibit 99.1 hereto.
     The information contained in this Item 7.01 is furnished in accordance with Regulation FD and shall not be deemed to be “filed” with the SEC or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act, except as shall be expressly set forth by specific reference in any such filing. The furnishing of the information contained in this Item 7.01 is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit Description

4.1	Indenture, dated as of May 2, 2006, by and among Lone Star Merger Corp., Activant Solutions Holdings Inc., Activant Solutions Inc., the subsidiary guarantors signatories thereto and Wells Fargo Bank, National Association, as trustee.

99.1	Joint Press Release of Activant Solutions Holdings Inc. and Activant Solutions Inc., dated as of May 2, 2006, announcing the “Completion of the Tender Offers and Consent Solicitations for Certain Outstanding Debt Securities”.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVANT SOLUTIONS INC.
By:	/s/ Greg Petersen
	Name:	Greg Petersen
	Title:	Executive Vice President & Chief Financial Officer

Date: May 8, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Indenture, dated as of May 2, 2006, by and among Lone Star Merger Corp., Activant Solutions Holdings Inc., Activant Solutions Inc., the subsidiary guarantors signatories thereto and Wells Fargo Bank, National Association, as trustee.

99.1	Joint Press Release of Activant Solutions Holdings Inc. and Activant Solutions Inc., dated as of May 2, 2006, announcing the “Completion of the Tender Offers and Consent Solicitations for Certain Outstanding Debt Securities”.